Testing the Waters Materials Related to Series #TOADZ5028

From the Rally App:

#TOADZ5028

CRYPTOADZ #5028 (NFT)

C.O.A. | SPECS

FINANCIALS

Initial Offering Share Price	$5.00
Number of Shares	2,350
Initial Offering Market Cap.	$11,750
Storage Location	Rally MetaMask Institutional Wallet

ASSET SPECIFICATIONS

NFT	CrypToadz
Number	5028
Feature	Swampy Single Bun (Head)

Feature Rarity	0.70% Have This Trait
Feature	Undead (Eyes)
Feature Rarity	2% Have This Trait
Feature	Gummy Slime (Body)
Feature Rarity	3% Have This Trait
Feature	Greyteal (Background)
Feature Rarity	7% Have This Trait
Rarity Score	90.23
Wallet	0x5966eD47e81aE5fc5c8607FBAe00b8aF8615e70d
Proof of Ownership	Ethereum Blockchain

#TOADZ5028 | $11.8K

SIMILAR ASSET SALES

TRADING ON RALLY

Prices are not adjusted for inflation

1M 3M 6M 1Y ALL

+202.4%
COMPARABLE ASSET VALUE CHANGE SINCE 09/09/2021

8
TRANSACTIONS SINCE 09/09/2021

NOTIFY WHEN ACTIVE

The interactive Comparable Asset Value Chart (the “Chart”) plots historical sales of assets comparable to the Underlying Asset, showing price values on the vertical axis against time on the horizontal axis.  The prices reflected on the Chart are not adjusted for inflation.  Users of the Platform can opt to display varying ranges of time on the Chart’s horizontal axis, from one month to one year or longer to the extent such data are available.  If multiple comparable asset sales occurred on a single day, the Chart provides an average for that day.  By hovering over the points on the Chart, users can view price and date of sale represented by each point.  The table below sets forth the data points plotted in the Chart.

Comparable Asset	Sale Date	Sale Price	Source/ Sale Venue
CrypToadz #5028	9/9/2021	$3,423.90	OpeanSea.io Marketplace
CrypToadz #5028	9/15/2021	$7,230.44	OpeanSea.io Marketplace
CrypToadz #5028	10/18/2021	$20,603.77	OpeanSea.io Marketplace
CrypToadz #5028	10/22/2021	$25,777.96	OpeanSea.io Marketplace
CrypToadz #5028	11/16/2021	$21,050.70	OpeanSea.io Marketplace
CrypToadz #5028	2/1/2022	$9,458.61	OpeanSea.io Marketplace
CrypToadz #5028	3/14/2022	$6,945.09	OpeanSea.io Marketplace
CrypToadz #5028	4/5/2022	$10,355.01	OpeanSea.io Marketplace

COMING SOON

RSE Archive, LLC is "testing the waters" to gauge market demand from potential investors for an Offering under Tier II of Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the Securities and Exchange Commission (the "Commission") and approval of any other required government or regulatory agency. An indication of interest made by a prospective investor is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the Commission. "Share" or "Stock" refers to interests in a series of RSE Archive, LLC. This communication does not constitute a solicitation to purchase or an offer to sell securities - visit our website rallyrd.com for full terms & conditions. Full details and disclaimers on http://rallyrd.com/disclaimer.

DESCRIPTION OF SERIES CRYPTOADZ 5028 NFT

Investment Overview

•Upon completion of the Series #TOADZ5028 Offering, Series #TOADZ5028 will purchase a Number 5028 CrypToadz NFT with Swamp Single Bun Head for Series #TOADZ5028 (The “Series CrypToadz 5028 NFT” or the “Underlying Asset” with respect to Series #TOADZ5028, as applicable), the specifications of which are set forth below.

•Non-fungible tokens (NFT) are unique digital assets that exist on a blockchain (a distributed public ledger) and are used to represent tangible and intangible items such as art, sports highlights, and virtual avatars.

•CrypToadz is a collection of 6,969 NFTs conceived by anonymous artist Gremplin.

•The Underlying Asset is a Number 5028 CrypToadz NFT with Swamp Single Bun Head.

Asset Description

Overview & Authentication

•According to NFTNow.com: “After the Toadz minting concluded, it wasn’t only the whimsical character art that pushed the project forward, but hype from a slew of prominent influencers seeing the value in the collection. Most prominent were Punk4156, founder of the Nouns project, and Beanie, founder of PUNKS Comic, each giving Toadz a major cosign.”

•According to NFTEvening.com: “CrypToadz are owning the Collectible space with its referential art NFTs. It is the brainchild of Gremplin, the artist behind the iconic art of Nouns DAO. The sold-out series of 6969 toad-themed Collectibles leaped through the NFT charts since its launch last September 8.”

•While Gremplin is the main creator of the CrypToadz collection, there are eight other artists, all of which are CryptoPunk holders. Noah Davis of Christie’s is quoted as saying: “It’s like all the weird art kids and the finance club got a table together at university and started talking and building together 24/7.”

•In October of 2021, CrypToadz and ArcadeNFTs announced a collaboration: “We are happy to announce our first official collaboration & tribute entitled Toad Runnerz. The idea for this collaboration was suggested by the CrypToadz by GREMPLIN team who provided us with official in-game CrypToad assets. From this inspiration the game & Arcades was then developed and created by ArcadeNFT. While the Cryptoadz are in the public domain and are free for anyone to use, we are proud to announce that this collaboration is officially sponsored by CrypToadz and a portion of the revenue from sales of the game will go to the CrypToadz Team and Creator.”

•The CrypToadz project has made donations to several charities. According to thedefiant.io: “The project donated ~120 ETH to the Rainforest Foundation and also has a plan to build out a plot in Cryptovoxels, a user-owned virtual world, to be used as an entertainment area.”

•Cozmo de Medici, a well-known NFT influencer whom Snoop Dogg has claimed to be behind, has a number of CrypToadz in his possession. According to DappRadar: “While simply changing your profile picture might seem like an irrelevant detail, the magnitude of Snoop Dogg’s popularity changes this perception. By making CrypToadz #4236 Cozmo de Medici’s new profile image, Snoop effectively endorsed the collection to the highest possible extent.”

•Electronic music producer and DJ, Marshmello, holds a number of CrypToadz. According to TheRichest.com: “Marshmello has a total contribution of $780,000 in NFTs. Pastel reports that he has invested in Cryptopunks, BAYC, and Veefriends collections. His portfolio has around 120 NFTs, including 11 NFTs from the Cryptoadz collection by Gremplin. His collection's most valuable three NFTs are Cryptopunk #8274, BAYC #4808, and BAYC #9231.”

•The Underlying Asset is accompanied by proof of ownership stored on the Ethereum blockchain.

Notable Features

•The Underlying Asset is a Number 5028 CrypToadz NFT with Swamp Single Bun Head.

•The Underlying Asset consists of the following attributes:

•The Underlying Asset was minted on September 9, 2021.

•The Underlying Asset was sold for 0.99 ETH ($3,423.90) on September 9, 2021.

•The Underlying Asset was sold for 2 ETH ($7,230.44) on September 15, 2021.

•The Underlying Asset was sold for 5.5 ETH ($20,603.77) on October 18, 2021.

•The Underlying Asset was sold for 6.1784 WETH ($23,108.28) on October 18, 2021.

•The Underlying Asset was sold for 6.49 ETH ($25,777.96) on October 22, 2021.

•The Underlying Asset was sold for 5 ETH ($21,050.70) on November 16, 2021.

•The Underlying Asset was sold for 3.39 ETH ($9,458.61) on February 1, 2022.

•The Underlying Asset was sold for 2.68 ETH ($6,945.09) on March 14, 2022.

•The Underlying Asset has a Rarity Score of 90.23 and is ranked 3,589 in terms of rarity by Rarity Tools.

Notable Defects

•The Underlying Asset is consistent with the proof of ownership stored on the Ethereum blockchain.

Details

Series CrypToadz 5028 NFT
NFT	CrypToadz
Number	5028
Feature	Swampy Single Bun (Head)
Feature Rarity	0.70% Have This Trait
Feature	Undead (Eyes)
Feature Rarity	2% Have This Trait
Feature	Gummy Slime (Body)
Feature Rarity	3% Have This Trait
Feature	Greyteal (Background)
Feature Rarity	7% Have This Trait
Rarity Score	90.23
Proof of Ownership	Ethereum Blockchain

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series CrypToadz 5028 NFT going forward.